FOR IMMEDIATE RELEASE	Contact: Barbara K. Hembree
October 28, 2010	317.465.0445
bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Announces
2010 Third Quarter Dividend and Financial Results

Indianapolis, IN… On October 22, 2010, the Board of Directors of the Federal Home Loan Bank of Indianapolis (FHLBI) declared dividends on Class B-1 and Class B-2 stock at annualized rates of 2.00% and 1.60%, respectively. These dividends will be paid in cash on October 29, 2010.

"Core earnings from our operations continued to be strong through the third quarter of 2010 due to favorable spreads, despite a decline in interest-earning assets. Our capital levels increased and remain strong as well," commented Milton J. Miller, President – CEO of the FHLBI. “For these reasons, we are pleased to announce these dividends on our members’ investment this quarter.”

Net Income was $50.8 million for the third quarter of 2010, an increase of $29.3 million compared to the third quarter of 2009. The increase was primarily due to lower other-than-temporary impairment ("OTTI") charges on our private-label mortgage-backed securities ("PLMBS") recognized in Other Income (Loss) that totaled $0.6 million for the third quarter of 2010, compared to $24.3 million for the same period in 2009. Net Interest Income for the third quarter of 2010 increased by $16.7 million, compared to the same period in 2009, primarily due to prepayment fees on Advances.

Net Income was $70.2 million for the first nine months of 2010, a decrease of $26.2 million compared to the first nine months of 2009. This decrease was primarily due to the OTTI charges on our PLMBS recognized in Other Income (Loss) that totaled $68.4 million for the first nine months of 2010, compared to $44.9 million for the same period in 2009. Net Interest Income for the first nine months of 2010 decreased by $6.9 million, compared to the same period in 2009, primarily due to a decrease in interest-earning assets.

Advances outstanding totaled $18.9 billion at September 30, 2010, a decrease of 16% compared to December 31, 2009, primarily due to reduced demand from our borrowers for a variety of reasons, including high deposit levels and low loan demand at borrowers' institutions. Investments totaled $19.3 billion, an increase of 29% compared to December 31, 2009. Consolidated Obligations totaled $40.3 billion at September 30, 2010, a decrease of 4% compared to December 31, 2009, primarily due to our lower funding needs resulting from the decline in Advances.

Total Regulatory Capital increased by 3% since December 31, 2009, to $2.9 billion at September 30, 2010, which exceeds all applicable regulatory capital requirements. Total Capital (GAAP) increased by 7% to $1.9 billion at September 30, 2010.  The effect of the total OTTI charges on Total Capital (GAAP) was a reduction of only $22.3 million for the nine months ended September 30, 2010, because a significant portion of the charges was reclassified from Accumulated Other Comprehensive Income (Loss).

All amounts referenced above and in the following table are unaudited. More detailed information about our financial results for the quarter and nine months ended September 30, 2010, will be included in our Quarterly Report on Form 10-Q which we intend to file in mid-November.

Financial Highlights ($ amounts in millions)

Statement of Condition	September 30, 2010	December 31, 2009
Investments(1)	$19,294	$14,994
Advances	18,914	22,443
Mortgage Loans Held for Portfolio	6,487	7,272
Total Assets	44,862	46,599
Consolidated Obligations, net	40,276	42,158
Mandatorily Redeemable Capital Stock	782	756
Capital Stock, Class B Putable	1,733	1,726
Retained Earnings	396	349
Accumulated Other Comprehensive Income (Loss)	(255)	(329)
Total Capital (GAAP) (2)	1,874	1,746
Total Regulatory Capital(3)	2,911	2,831

(1) Includes Held-to-Maturity Securities, Available-for-Sale Securities, Interest-Bearing Deposits, Securities Purchased Under Agreements to Resell, and Federal Funds Sold.
(2) Total Capital (GAAP) is Capital Stock, Class B Putable plus Retained Earnings and Accumulated Other Comprehensive Income (Loss).
(3) Total Regulatory Capital is Total Capital (GAAP) plus Mandatorily Redeemable Capital Stock less Accumulated Other Comprehensive Income (Loss).

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Statement of Income	2010	2009	2010	2009
Net Interest Income	$82.2	$65.5	$199.9	$206.8
Net Other-Than-Temporary Impairment Losses	(0.6)	(24.3)	(68.4)	(44.9)
Other Expenses	14.1	10.2	36.6	32.3
Total Assessments, net	18.6	8.1	26.4	35.9
Net Income	50.8	21.5	70.2	96.4

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships, Serving Communities
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.

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